Exhibit 3.2

AMENDED AND RESTATED BYLAWS
OF
CARTESIAN, INC.

June 28, 2018

ARTICLE I
Shareholders

Section 1.1.      Annual Meetings.  An annual meeting of the shareholders of the Corporation will be held for the election of directors on such date, and at such time and place, either within or without the State of Delaware, as the Board of Directors may from time to time designate within five months after the end of the fiscal year of the Corporation.  Any other proper business may be transacted at an annual meeting.  If the annual meeting is not held on or before the date designated, it may be held as soon thereafter as convenient and will be called the annual meeting.

Section 1.2.      Special Meetings.  Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by the General Corporation Law of the State of Delaware, may be called by the President or the Board of Directors.  The President will call a special meeting of the shareholders at the request of the holders of not less than ten percent (10%) of all the outstanding shares of the Corporation entitled to vote at the meeting.

Section 1.3.      Notice of Meetings.  Whenever shareholders are required or permitted to take any action at a meeting, a written notice of the meeting will be given that states the place, date and hour of the meeting and, in the case of a special meeting, the purpose(s) for which the meeting is called.  Unless otherwise provided by law, the Certificate of Incorporation, or these Bylaws, the written notice of any meeting will be given not less than ten nor more than sixty days before the date of the meeting to each shareholder entitled to vote at such meeting.  If mailed, such notice will be deemed to be given when deposited in the United States mail, postage prepaid, directed to the shareholder at his or her address as it appears in the records of the Corporation.

Section 1.4.     Waiver of Notice.  A shareholder may waive notice of any meeting; provided that a shareholder’s attendance at a meeting will constitute waiver of notice of such meeting, except when a shareholder attends a meeting for the express purpose of objecting to the transaction of any business to be transacted at the meeting, and not for the purpose of objecting to the purpose of the meeting.

Section 1.5.      Adjournments.  Any meeting of shareholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place are announced at the meeting at which the adjournment is taken.  At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting.  If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the meeting.

Section 1.6.      Record Date.

(a)        Determination of Record Date.  For purposes of determining the number and identity of shareholders for any purpose, the Board of Directors may fix a date in advance as the record date for any such determination of shareholders, provided that the record date may not precede the date of the resolution fixing the record date.  The record date may not be more than sixty days or less than ten days prior to the date that the particular action requiring the determination of shareholders is to occur or prior to a meeting of shareholders.  The record date for determining shareholders for any other purpose will be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.  A determination of shareholders of record entitled to notice of, or to vote at, a meeting of shareholders will apply to any adjournment of the meeting, provided that the Board of Directors may fix a new record date for the adjourned meeting.

(b)        Failure to Fix Record Date.  If the stock transfer books are not closed and no record date is fixed for the determination of shareholders entitled to notice or to vote, or to receive payment of a dividend, the date on which the notice is mailed or the Board of Directors resolution declaring the dividend is adopted, as the case may be, will be the record date for such determination of shareholders.

Section 1.7.      List of Shareholders Entitled to Vote.  At least ten days before each meeting of shareholders, the officer or agent charged with overseeing the stock transfer books of the Corporation will compile a complete list of the shareholders entitled to vote at such meeting, or any adjournment thereof, arranged in alphabetical order, with the address of and the number of shares held by each.  Such list will be kept on file at the Corporation’s principal office for the ten days before the meeting and will be subject to the inspection of any shareholder during that ten-day period during normal business hours for any purpose related to the meeting and during the meeting.

Section 1.8.      Quorum.  Except as otherwise provided by law, the Certificate of Incorporation, or these Bylaws, a majority of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy, will constitute a quorum at a meeting of shareholders.  If less than a majority of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice.  If a quorum is present or represented at such adjourned meeting any business may be transacted that might have been transacted at the meeting as originally notified.  The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Section 1.9.      Voting.

(a)        One Vote Per Share.  Unless otherwise provided by the Certificate of Incorporation or these Bylaws, each outstanding share entitled to vote will be entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

(b)        Required Vote.  Unless the Certificate of Incorporation or General Corporation Law of the State of Delaware imposes a super-majority requirement with respect to a particular matter brought before the shareholders, a majority vote of those shares present and voting at a duly organized meeting will suffice to defeat or enact any proposal; provided that with respect to votes to elect directors, a plurality of the votes cast will be sufficient to elect.

(c)        Shares Held by Other than the Record Owner.  Except to the extent required by the General Corporation Law of the State of Delaware, the Corporation will not be obligated to recognize the ownership of shares by any other party other than the record holder thereof.

Section 1.10.    Proxies.

(a)        General.  At all meetings of shareholders, a shareholder may vote by proxy.  Proxies must be written, signed by the shareholder or by his or her duly authorized attorney-in-fact, and filed with the Secretary of the Corporation before or at the time of a meeting where a proxy is granted.  No proxy is valid after three years from the date of its execution, unless otherwise provided in the proxy or coupled by an interest.

(b)        Irrevocable Proxies.  A proxy may be irrevocable in accordance with the General Corporation Law of the State of Delaware if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.

(c)        Revocation of a Proxy.  A shareholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by delivering a proxy in accordance with applicable law bearing a later date to the Secretary of the Corporation.

Section 1.11.    Action in Lieu of a Meeting.  Unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of the shareholders of the Corporation may be taken without a meeting, if a consent in writing setting forth the action so taken, will be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and will be delivered to the Secretary of the Corporation for inclusion in the  minutes or filing with the corporate records.  The Secretary of the Corporation will promptly deliver notice of the taking of the corporate action without a meeting by less than unanimous written consent to those shareholders who have not consented in writing.

ARTICLE II
Board of Directors

Section 2.1.      Management.  The business of the Corporation will be managed by its Board of Directors, which may exercise all the powers authorized by the laws of the State of Delaware, subject to such limitations as may be provided in the Certificate of Incorporation or these Bylaws.

Section 2.2.      Number; Qualifications.  The Board of Directors will consist of not less than one (1) member and not more than nine (9) members, with the exact number to be fixed and determined from time to time by resolution of the Board of Directors.  Directors need not be shareholders nor residents of the State of Delaware.

Section 2.3.      Election; Resignation; Vacancies.

(a)        Initial Board of Directors.  The Board of Directors will initially consist of the persons named as directors by the incorporator, and each director so elected will hold office until a meeting of shareholders and until his or her successor is elected and qualified.

(b)        Election.  Directors will be elected by the shareholders of the Corporation.  Directors will serve for a term of one (1) year or until their successors are elected and qualified or until his or her earlier resignation or removal as provided in these Bylaws or under the General Corporation Law of the State of Delaware.  If there is only one nominee for any directorship, it will be in order to move that the Secretary cast the elective ballot to elect the nominee.

(c)        Resignation.  A director may resign at any time on written notice to the Board of Directors, the President or the Secretary.  Any such resignation will take effect at the time specified therein, or if an effective time is not specified, upon receipt thereof.  Unless otherwise specified therein, the acceptance of any resignation will not be necessary to make it effective.

(d)        Vacancies.  Any vacancy occurring in the Board of Directors, whether by reason of death, resignation, removal or an increase in the number of directors, may be filled by the affirmative vote of the majority of the remaining directors, though less than a quorum of the Board of Directors, or by election at an annual or special meeting of the shareholders called for that purpose.  A director elected to fill a vacancy will be elected for the unexpired term of his predecessor in office.

Section 2.4.      Regular Meetings.  A regular meeting of the Board of Directors for the election of officers and the transaction of any other business that may properly come before the meeting will be held immediately after, and at the same place as, each annual meeting of shareholders, if a quorum of directors is then present or as soon thereafter as may be convenient.  Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine.  The Board of Directors may provide, by resolution, the day, time and place for the holding of regular meetings without other notice than such resolution.

Section 2.5.      Special Meetings.  Special meetings of the Board of Directors may be called by or at the request of the President or any director.  The person(s) authorized to call special meetings of the Board of Directors may fix any place, within or without the State of Delaware, to hold a special meeting of the Board of Directors.  Notice of a special meeting must be given to each director by the person(s) calling the meeting at least two days before the meeting.

Section 2.6.      Notices; Waiver of Notice.  Notices of any meeting of the Board of Directors may be given by mail, express delivery, fax, e-mail or other means of transmission.  A director may waive notice of any meeting.  A director’s attendance at a meeting will constitute waiver of notice of such meeting unless such attendance is only for the purpose of objecting to the calling of the meeting.

Section 2.7.      Telephonic Meetings Permitted.  Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of telephone conference, or similar communications equipment that permits all persons participating in the meeting to hear each other, and participation in a meeting pursuant to this Bylaw will constitute presence at such meeting.

Section 2.8.      Quorum; Vote Required for Action.  At all meetings of the Board of Directors, a majority of the whole Board of Directors will constitute a quorum for the transaction of business.  Unless otherwise required by the General Corporation Law of the State of Delaware, the Certificate of Incorporation or these Bylaws, the vote of a majority of the directors present at a meeting at which a quorum is present will be the act of the Board of Directors.  If less than a majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.  Once a quorum has been established at a duly organized meeting, the Board of Directors may continue to transact corporate business until adjournment, notwithstanding the withdrawal of enough members to leave less than a quorum.

Section 2.9.      Payment of Expenses.  By resolution of the Board of Directors, directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors.  By resolution of the Board of Directors, directors also may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director.  Such payment will not preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

Section 2.10.    Dissent to Corporate Action.  A director who is present at a meeting of the Board of Directors at which action on any corporate action is taken will be presumed to have assented to the action taken unless he or she (i) enters his or her dissent in the minutes of the meeting, (ii) files written dissent to such action with the Secretary of the meeting before adjournment, or (iii) expresses such dissent by written notice to the Secretary of the Corporation within one (1) day after the adjournment of the meeting.  The right to dissent does not apply to a director who voted in favor of such action.

Section 2.11.    Action by Written Consent.  Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors sign a written consent with respect to such action.  Such consent will be filed with the minutes of proceedings of the Board of Directors.

ARTICLE III
Committees

Section 3.1.     Committees.  The Board of Directors may designate one or more committees, each to consist of one or more of the directors.  The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.  Any such committee, to the extent permitted by the General Corporation Law of the State of Delaware and to the extent provided in the resolution of the Board of Directors, will have and may exercise all the powers and authority of the Board of Directors in the Management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 3.2.      Committee Rules.  Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business.  In the absence of such rules, each committee will conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these Bylaws.

ARTICLE IV
Officers

Section 4.1.     Officers.  The Corporation may have a President, a Treasurer and a Secretary.  Other officers, including a Chairman or Executive Chairman of the Board and assistant officers may be authorized and elected or appointed by the Board of Directors.  An individual is permitted to hold more than one office.

Section 4.2.      Election.  The officers of the Corporation will be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of the shareholders.  If the election of officers is not held at such meeting, it will be held as soon thereafter as convenient.  Each officer will hold office until his or her successor is duly elected and qualified, or until his or her death, resignation or removal.

Section 4.3.      Removal.  Any officer, elected or appointed, may be removed by the Board of Directors, but such removal will be without prejudice to the contract rights, if any, of the person so removed.

Section 4.4.      Vacancy.  A vacancy in any office for any reason may be filled by the Board of Directors, and any officer so elected will serve for the unexpired portion of the term of such office.

Section 4.5       President.  The President presides at all meetings of the Board of Directors and of the shareholders and has general charge and control over the affairs of the Corporation subject to the Board of Directors.  The President signs or countersigns all certificates, contracts and other instruments of the Corporation as authorized by the Board of Directors and performs such other duties incident to the office or required by the Board of Directors.

Section 4.6       Treasurer.  The Treasurer will be charged with the management of the financial affairs of the Corporation, will have the power to recommend action concerning the Corporation’s affairs to the President, and will perform such other duties and have such other powers as may from time to time be delegated to him or her by the President or the Board of Directors.

Section 4.7.      Secretary.  The Secretary issues all required notices for meetings of the Board of Directors and of the shareholders, keeps a record of the minutes of the proceedings of the meetings of the Board of Directors and the shareholders, has charge of the corporate seal and the corporate books, and makes such reports and performs such other duties as are incident to the office or required by the Board of Directors.

Section 4.8.      Salaries.  The salaries of all officers will be fixed by the Board of Directors, and may be changed from times to time by the Board of Directors.

Section 4.9.      Delegation of Authority.  The Board of Directors may at any time delegate the powers and duties of any officer to any other officer, director or employee of the Corporation.

ARTICLE V
Certificate of Shares

Section 5.1       Certificates.  The Corporation’s shares are not required to be certificated.  Upon request, each shareholder will be entitled to a certificate or certificates of shares in such form as may be approved by the Board of Directors, which certificate will indicate whether the stock represented by such certificate is voting or non-voting stock.  Such certificate or certificates will be signed by the President and the Secretary, will have the corporate seal impressed thereon, will contain the appropriate legend, if any, required by any Federal or state agency whose duty it is to regulate securities, and will contain the information required for share certificates under the General Corporation Law of the State of Delaware.  Share certificates will be numbered in the order in which they are issued.  Share certificates will be kept in a stock book and will be issued in consecutive order therefrom.  The name of the person owning the shares, the number of shares, and the date of issue will be entered on the stub of each certificate.  Share certificates exchanged or returned will be cancelled by the Secretary and placed in their original place in the stock book.

Section 5.2.      Transfer of Shares.  Upon surrender to the Corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it will be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction upon its books.

Section 5.3.      Lost Certificates.  In case of loss, mutilation or destruction of a certificate of shares, a duplicate certificate may be issued upon such terms as are not in conflict with the General Corporation Law of the State of Delaware and as the Board of Directors may prescribe.

ARTICLE VI
Indemnification of Directors and Officers

Section 6.1.      Directors and Officers.

(a)        Right to Indemnification; Insurance.  Any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he or she is or was a director or officer of the Corporation (or is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity) will be indemnified and held harmless by the Corporation (an “Indemnitee”) to the fullest extent legally permissible under the laws of the State of Delaware against all judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including reasonable attorneys’ fees and disbursements) actually and reasonably incurred or suffered by him or her in connection therewith, subject to the standards of conduct, the procedures and other applicable provisions set forth in the General Corporation Law of the State of Delaware.  Such right of indemnification is a contract right which may be enforced in any manner desired by such person.  The Corporation may purchase and maintain insurance on behalf of an Indemnitee against any liability arising out of such status, whether or not the Corporation would have the power to indemnify such person.

(b)        Inurement.  The right to indemnification will inure whether or not the claim asserted is based on matters that predate the adoption of this Article VI, will continue as to an Indemnitee who has ceased to hold the position by virtue of which he or she was entitled to indemnification, and will inure to the benefit of his or her heirs and personal representatives.

(c)        Non-exclusivity of Rights.  The right to indemnification and to the advancement of expenses conferred by this Section 6.1 are not exclusive of any other rights that an Indemnitee may have or acquire under any statute, agreement, vote of shareholders or disinterested directors, the Certificate of Incorporation, these Bylaws or otherwise.

(d)        Advancement of Expenses.  The Corporation will, from time to time, reimburse or advance to any Indemnitee the funds necessary for payment of expenses, including reasonable attorneys’ fees and disbursements, incurred in the connection with defending any proceeding for which he or she is indemnified by the Corporation, in advance of the final disposition of such proceeding; provided that, if then required by the General Corporation Law of the State of Delaware, the expenses incurred by or on behalf of an Indemnitee may be paid in advance of the final disposition of a proceeding only upon receipt by the Corporation of an undertaking by or on behalf of such Indemnitee to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that the Indemnitee is not entitled to be indemnified for such expenses.

Section 6.2.      Employees and Agents.  The Board of Directors may, on behalf of the Corporation, grant indemnification to any employee, agent or other individual to such extent and in such manner as the Board of Directors in its sole discretion may from time to time and at any time determine, in accordance with the General Corporation Law of the State of Delaware.

ARTICLE VII
General Provisions

Section 7.1.      Fiscal Year.  The fiscal year of the Corporation will be fixed by the Board of Directors.

Section 7.2.      Amendments.  These Bylaws may be amended or repealed or new Bylaws may be adopted (i) at any regular or special meeting of shareholders at which a quorum is present or represented; by the vote of the holders of shares entitled to vote in the election of any directors, provided notice of the proposed alteration, amendment or repeal is contained in the notice of such meeting; or (ii) by affirmative vote of the Board of Directors at any regular or special meeting.

Section 7.3.      Books and Records; Examination.  Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or be in any form of information storage, provided that the records can be converted into clearly legible form within a reasonable time.  The books and records of the Corporation may be kept outside of the State of Delaware.  Except as may otherwise be provided by the General Corporation Law of the State of Delaware, the Board of Directors will have the power to determine from time to time whether and to what extent and at what times and places and under what conditions any of the accounts, records and books of the Corporation are to be open to the inspection of any shareholder.

Section 7.4.       Dividends.  Subject to the provisions, if any, of the General Corporation Law of the State of Delaware and the Certificate of Incorporation, dividends on the capital shares of the Corporation may be paid in cash, in property or in shares of the capital stock.  Before payment of any dividend, the Board of Directors may set aside out of any funds of the Corporation available for dividends such reserves for any purpose that the directors will think conducive to the interests of the Corporation.

Section 7.5.      Seal.  The Corporation may or may not have a corporate seal, as may from time to time be determined by resolution of the Board of Directors.  If a corporate seal is adopted, it will have inscribed thereon the name of the Corporation and the words “Corporate Seal” and “Delaware”.  The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced or by causing the word [SEAL], in brackets, to appear where the seal is required to be impressed or affixed.

Section 7.6       Checks.  All Checks or demands for money and notes of the Corporation will be signed by one or more officers of the Corporation as the Board of Directors may from time to time designate.

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CERTIFICATION OF AMENDED AND RESTATED BYLAWS
OF
CARTESIAN, INC.,
a Delaware corporation

I, Kevin Kuby certify that (i) I am the Secretary of Cartesian, Inc., a Delaware corporation (the “Corporation”), (ii) I am duly authorized to make and deliver this certification and (iii) the attached Amended and Restated Bylaws are a true and correct copy of the Amended and Restated Bylaws of the Corporation in effect as of the date of this certificate.

Dated effective as of: June 28, 2018

/s/ Kevin Kuby
	Name:	Kevin Kuby
	Title:	Secretary
Date signed:	June 28, 2018